Sumo Logic, Inc. 305 Main Street Redwood City, CA 94063

September 9, 2021

Dear Lynne,
On behalf of Sumo Logic, Inc. (“Sumo Logic” or the “Company”), it is my pleasure to offer you the position of President, Worldwide Field Operations, reporting to me, Ramin Sayar, Chief Executive Officer. We are excited to have you join the Sumo Logic team! Please take some time to read through the important information below.
1.Position. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. The Company will pay you a starting salary at the rate of $425,000 per year, payable in accordance with the Company’s standard payroll schedule. You will be eligible to participate in our executive bonus program. Your current discretionary bonus target is 100% of your annual base salary per fiscal year, subject to any mutually agreed reduction in on-target earnings between you and the Company. Bonus payments are calculated and paid based on the achievement of Company or other performance objectives, as periodically established and evaluated by Sumo Logic. The specific terms and conditions applicable to your individual participation in the bonus program will be based on your position within Sumo Logic and are subject to change at Sumo Logic’s sole discretion. You must be employed by Sumo Logic at the time bonuses are paid to earn and receive a bonus payment.
3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. We have a flexible paid time off policy that gives employees the freedom to take time away out of the office, with their supervisor’s approval, without being dependent on a vacation balance. The Company reserves the right to modify, amend, suspend, or terminate the benefit plans, programs, and policies it offers to its employees at any time.
4.Restricted Stock Units. In each instance subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted (i) an award of restricted stock units (“RSUs”) and (ii) an award of performance-based RSUs (“PSUs”), with an aggregate value of $13,200,000 as described below.
The RSUs will have a value of $10,560,000, with the number of shares to be based on the average of the closing sales prices for the Company’s Common Stock for the month of August 2021, rounded to the nearest whole share. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2020 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable restricted stock unit award agreement. The RSUs will vest according to the following schedule: 25% of the RSUs will vest on the first quarterly vesting date that is on or after the 1 year anniversary of the vesting commencement date, with 1/16th of the RSUs vesting on each quarterly vesting date thereafter. The quarterly vesting dates will be the first trading day on or after each of March 15, June 15, September 15, and December 15.  All vesting is

Sumo Logic, Inc. 305 Main Street Redwood City, CA 94063

subject to your continuous service to the Company (or a subsidiary of the Company) through the applicable vesting dates
In addition, subject to your continued employment through the grant date, you will be eligible to participate in any PSU program on terms similar to other executive officers of the Company. Your PSUs will have a value of $2,640,000, with the number of shares to be based on the average of the closing sales prices for the Company’s Common Stock for the month of August 2021, rounded to the nearest whole share.  The PSUs will be subject to the terms and conditions set forth in the Plan and the applicable award agreement, with vesting and other conditions to be determined by the Company in its sole discretion.
5.Severance Agreement. As an executive officer of the Company, you will also be entitled to participate in the Company’s executive severance arrangements. A copy of the Change of Control and Severance Agreement is attached hereto as Exhibit A for your review and signature.
6.Proprietary Information. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B. The Company respects the right of every employer to protect its confidential and proprietary information. You therefore agree to abide by the Company’s strict policy that prohibits any new employee from using, disclosing or bringing with them from any prior employer any confidential information, trade secrets, proprietary materials or processes of such former employers. You hereby represent that you have returned all property and confidential information belonging to any prior employers.
7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
9.Interpretation, Amendment and Enforcement. This letter agreement, the Proprietary Information and Inventions Agreement, and the Change of Control and Severance Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Colorado law, excluding laws relating to conflicts or choice of law. You and the Company submit to

Sumo Logic, Inc. 305 Main Street Redwood City, CA 94063

the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.
As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s Code of Business Conduct and Ethics.

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Sumo Logic, Inc. 305 Main Street Redwood City, CA 94063

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement, the enclosed, the enclosed Change of Control and Severance Agreement, and the enclosed Proprietary Information and Inventions Agreement, and returning them to me. If not accepted, this offer will expire at the close of business on September 15, 2021. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment and start date are also contingent upon successful completion of the background check process, and you starting work with the Company by October 15, 2021, or an alternate start date mutually agreed to in writing (including via email) by you and the Company.
If you have any questions, please call me at [---] or Shea Kelly at [---]. The Company’s principal place of business is Redwood City, California, USA. Its mailing address is 305 Main Street, Redwood City, California, 94063 USA, and its phone number is (650) 810-8700.
Very truly yours,
Sumo Logic, Inc.
/s/ Ramin Sayar
Ramin Sayar
Chief Executive Officer

Agreed to and accepted:

/s/ Lynne Doherty_____________________    _9/9/21_____________
Lynne Doherty            Date

Sumo Logic, Inc. 305 Main Street Redwood City, CA 94063

EXHIBIT A
CHANGE OF CONTROL AND SEVERANCE AGREEMENT

Sumo Logic, Inc. 305 Main Street Redwood City, CA 94063

EXHIBIT B
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT